Exhibit 13(a)

AMENDMENT TO TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Amendment (this “Amendment”), is made as of April 9, 2026 (the “Effective Date”) amends that certain Transfer Agency and Registrar Services Agreement, dated as of May 9th, 2024, by and between SABA CAPITAL INCOME & OPPORTUNITIES FUND II (SABA), a Delaware corporation (the “Company”) and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), a New York limited liability trust company (“Equiniti”; together with the Company, the “Parties” and each, a “Party”).

1.        Definitions. Any capitalized term used in this Amendment shall have the same meaning as in the Agreement unless the context herein specifically states otherwise.

2.        Amendments. As of the Effective Date, the Agreement is hereby amended as follows:

(a)        References to “American Stock Transfer & Trust Company, LLC” in the Agreement shall be replaced with “Equiniti Trust Company, LLC” and it shall be understood that “Contractor” shall hereafter refer to Equiniti Trust Company, LLC.

(b)      Additional Issuer. Addition of SABA CAPITAL INCOME & OPPORTUNITIES FUND (BRW) (“BRW”) as an Issuer.

(c)      The defined term “Company” shall now also include BRW.

(d)      Fee Schedule. Fee Schedule for BRW attached as Appendix I hereto.

3.        Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendment contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import will mean and be a reference to the Agreement, as amended by this Amendment.

4.        Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)      It has the full right, corporate power and authority to enter into this Amendment and to perform its obligations hereunder and under the Agreement as amended by this Amendment.

(b)     This Amendment has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

5.        Miscellaneous.

(a)      This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(b)     This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(c)     This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SABA CAPITAL INCOME & OPPORTUNITIES FUND

By:	Saba Capital Management, L.P., solely as its investment manager

By	/s/ Michael D’Angelo
Name:	Michael D’Angelo
Title:	COO

SABA CAPITAL INCOME & OPPORTUNITIES FUND II

By:	Saba Capital Management, L.P., solely as its investment manager

By	/s/ Michael D’Angelo
Name:	Michael D’Angelo
Title:	COO

EQUINITI TRUST COMPANY, LLC

By	/s/ Carlos Pinto
Name:	Carlos Pinto
Title:	Senior Vice President

Appendix I

SABA CAPITAL INCOME & OPPORTUNITIES FUND (BRW)

Fees

TRANSFER AGENT AND REGISTRAR SERVICES
*Monthly Administration Fee	$3,500
*Upon Implementation of Monthly Dividend	Included
Unclaimed Property Reporting	$3,705
*Up to 1,500 registered shareholders

Account Maintenance per Account	Included
Issuance and Registration of Stock Certificates	Included
Each Stock Certificate cancelled	Included
Restricted/Preferred Accounts	Included
General Written Correspondence	Included
Shareholder Address Changes	Included
Customer Service – Telephone	Included
Research and Responding to Shareholder Inquiries	Included
Issuance of Restricted Transfers	Included
Issuance of Stock Option	Included
1DWAC Transfers (broker fees may apply)	Included
Non-Routine Transfers (including removal of legends and transfer of applicable Shares)	Included
Shareholder Internet Access	Included
Client Internet Access	Included
2DRS Sale Program – Transaction Fee (to be paid by the Shareholder)	Per transaction

ENHANCED OWNERSHIP INTELLIGENCE SERVICES	Available for additional fee
ANNUAL MEETING ADMINISTRATION SERVICES
Prepare Full Shareholder List as of Record Date	Included
Complete Reporting for Proxy Program	Included
Enclose and Mail Proxy Materials (mailing costs applied as out-of-pocket)	Included
Receive and Scan Returned Proxies	Included
Tabulate Proxies (Registered and Beneficial Holders – per vote fee applicable)	Included
Prepare and Verify Final Vote List	Included
Online access for Company to monitor voting	Included
Omnibus Download of Proxy from DTC	Included
Webcast-Integrated Virtual Meeting Hosting and Support Services	Available[3]
Inspector of Election (travel fees will be applied as out-of-pocket expenses)	Available

[1]	Please note that Equiniti does not charge a fee for DWAC processing but that the broker may charge fees incurred from receipt of Shares.
[2]	A transaction fee of $15.00 plus $0.12 per Share sold will be charged to the Shareholder.
[3]	All services indicated as “Available” herein may be offered by Equiniti subject to additional fees.

Online & Telephonic Voting for Registered Shareholders	Available

MANAGEMENT REPORTING
Standard Reporting Suite	Included
Online Access to Management Reports	Included
Report Requirements determined at Conversion	Included

SPECIAL SERVICES

Services not included herein (including, without limitation, trustee and custodial services, exchange/tender offer services, stock dividend disbursement services, voluntary disclosure agreements and audit administration services relating to abandoned or unclaimed property) but requested by the Company may be subject to additional charges.

OUT-OF-POCKET EXPENSES4

All customary out-of-pocket expenses will be billed in addition to the foregoing fees. These charges include, but are not limited to items such as:

•	Printing, stationery, postage and handling for all activities such as:
o	Dividend payments & statement mailings
o	Proxy mailings
o	Advices and confirmations
o	Tax form mailings
o	W8/W9 solicitations
•	Freight and materials delivery
•	Due diligence activities associated with escheatment

The foregoing fees apply to services ordinarily rendered by Equiniti and are subject to reasonable adjustment based on final review of documents.

[4]	Detailed schedule of current rates is available upon request.

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